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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K

                 [ X ]   ANNUAL REPORT PURSUANT TO SECTION 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the fiscal year ended December 31, 1993

                                       Or

               [   ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d)
                        OF THE SECURITIES EXCHANGE ACT OF 1934
                                [NO FEE REQUIRED]

             For the transition period from ___________to___________

                         COMMISSION FILE NUMBER 0-16960



                         THE GENLYTE GROUP INCORPORATED
                             EMPLOYEES' SAVINGS PLAN



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                         THE GENLYTE GROUP INCORPORATED
                     100 Lighting Way, Secaucus, N.J.  07096



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                                                                    Page 1 of 15

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Pension and Benefits Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.




                         THE GENLYTE GROUP INCORPORATED
                             EMPLOYEES' SAVINGS PLAN
                      ------------------------------------
                                  (Registrant)



                         By:  /s/ Willy Chang
                              --------------------------
                                   Willy Chang
                          Pension and Benefits Committee Member






DATED:  June 13, 1994



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